Dated September 25, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	September 25, 2006
Settlement Date (Original Issue Date):	October 2, 2006
Maturity Date:	January 15, 2010
Principal Amount (in Specified Currency):	JPY 50,000,000,000
Equivalent Principal Amount In U.S. Dollars:	US$429,169,703 (based on the exchange rate of JPY 1.00 = US$0.008583)
Price to Public (Issue Price):	100.00%
Agents Commission:	0.150%
All-in Price:	99.85%
Net Proceeds to Issuer (in Specified Currency):	JPY 49,925,000,000
Interest Rate Basis (Benchmark):	JPY LIBOR, as determined by LIBOR Telerate
Index Currency:	Japanese Yen ("JPY")
Coupon:	JPY LIBOR plus 0.03%
Re-offer Spread (plus or minus):	Plus 0.03%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 15, April 15, July 15 and October 15, commencing on January 15, 2007 and ending on the Maturity Date

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Dated September 25, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of JPY 1,000,000
CUSIP:	N/A
Common Code:	026969794
ISIN:	XS0269697941

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters") in the aggregate principal amounts listed below, as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes.

Institution	Commitment
Lead Manager
Citigroup Global Markets Limited	JPY 48,000,000,000

Co-Managers
Daiwa Securities SMBC Europe Limited	500,000,000
Merrill Lynch International	500,000,000
Nomura International plc	500,000,000
UBS Limited	500,000,000
Total	JPY 50,000,000,000

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Dated September 25, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Six Months Ended
2001	2002	2003	2004	2005	June 30, 2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Limited at 1-877-858-5407 or Investor Communications of the issuer at 1-203-357-3950.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.